Collegiate Pacific in Exclusive National Alliance with New Era Cap

DALLAS—(BUSINESS WIRE)—July 5, 2006—Collegiate Pacific (AMEX:BOO):

— Company to be Exclusive National Distributor of New Era Team

Product to Institutional/Team Marketplace

— Agreement Leverages Company’s Multi-Channel Marketing Platform

— Adds Proprietary Product to Catalogs; Salesmen’s tool-kit

Collegiate Pacific (AMEX:BOO) today announced it had entered into a multi-year exclusive marketing and distribution pact with New Era Cap Company. New Era Cap Company, founded in 1920 in Buffalo, N.Y., is the largest sports-licensed headwear company in the world, employing approximately 1,300 people in five facilities worldwide. They are America’s foremost leader in baseball cap production for the retail and team markets. It is the official on-field cap of Major League Baseball, Minor League Baseball, and the Little League World Series. New Era is the official maker and marketer of the 59FIFTY — the official uniform cap worn by every Major League Baseball player.

Under terms of the Agreement, Collegiate Pacific will launch its New Era Team Sports Division on July 15, 2006 and act as a single point solution of marketing, order processing and distribution to the Institutional and Team Sporting Goods markets on behalf of New Era. Collegiate Pacific will inherit the existing New Era Team customer base with the exception of a few excluded accounts. Collegiate Pacific will maintain its ability to sell competing products upon customer request.

Commenting on the relationship, Adam Blumenfeld, President of Collegiate Pacific, stated: “We are honored to serve as the exclusive marketing and distribution agent to the Team Sporting Goods Segment for a brand as iconic and well recognized as New Era. Making the New Era line of team products proprietary for our salesmen, catalogs and re-distribution partners is another important step in setting the Company and its offerings apart from others in the Industry. Along with the recently announced exclusive alliance with Nolan Ryan, this relationship goes a step further in establishing our foothold in baseball and presents significant opportunity for the sale of New Era baseball caps in conjunction with our existing broad SKU base of baseball uniforms and equipment. Simply put, it allows us to provide a complete head-to-toe, one-stop-shop solution for our customers.

“This partnership allows New Era to focus on what they do best, which is manufacture the highest quality, most innovative product in the Team Cap industry while leveraging Collegiate Pacific’s core competency — the thousands of direct touches we make daily into this marketplace. Collegiate Pacific is comprised of 175 road sales pros covering 23 states; nearly 2 million direct-mail catalogs; a family of websites, a 20 man team of outbound phone salesmen, and a growing network of nearly 2,000 team dealers all acting in concert to penetrate the market.

“We believe this alliance further validates Collegiate Pacific’s core value proposition. We are best positioned to act as a national conduit for major, branded manufacturers like New Era looking to position their product in front of the institutional and team customer base. New Era simplifies its business process by dealing with one customer and managing one receivable, while Collegiate Pacific will use its multiple marketing tentacles to broaden awareness of the New Era story and product line. It’s a perfect fit for both Companies and with our ability to simultaneously service the grass roots and Team Dealer markets it showcases what Collegiate Pacific’s multi-channel marketing platform is designed to do. We welcome existing New Era distributors as well as newly interested parties to contact the Company to learn how they might participate in what will be an exciting and aggressive campaign.”

The Company stated that effective July 15, 2006 existing New Era distributors and other interested distributors may contact its VPI Team Dealer Division at 888-200-7661. Schools, Colleges, Youth Leagues and other team/club end users may contact Collegiate Pacific’s “New Era Team Express” division at 800-881-6536 for service or referral.

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional and team dealer markets. The company offers more than 4,500 products to 300,000 prospective and existing customers. The company distributes approximately 1.5 million catalogs annually and employs approximately 175 professional road salesmen.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to Collegiate Pacific’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions due to the threat of future terrorist activity or otherwise, actions and initiatives by current and potential competitors, and certain other additional factors described in Collegiate Pacific’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on Collegiate Pacific’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Collegiate Pacific is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

CONTACT: Collegiate Pacific Inc., Dallas Adam Blumenfeld, 972-243-8100

or

Michael Blumenfeld, 972-243-8100

SOURCE: Collegiate Pacific